As filed with the Securities and Exchange Commission on July 1, 1994


                              Registration No. 33-______
_________________________________________________________



                 SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                             ________

                             FORM S-3

                      REGISTRATION STATEMENT
                             under
                    THE SECURITIES ACT OF 1933

                             __________

                 GENERAL DATACOMM INDUSTRIES, INC.

        (Exact name of registrant as specified in its charter)



        DELAWARE                         06-0853856
(State or other jurisdiction of         (IRS Employer
the corporation or organization)      Identification No.)

 1579 Straits Turnpike, Middlebury, Connecticut 06762-1299
                           (203) 574-1118
        (Address, including zip code, and telephone number
                  including area code, of registrant's principal
                          executive offices)

          HOWARD S. MODLIN, Weisman, Celler, Spett & Modlin,
       445 Park Avenue, New York, New York 10022  (212) 371-5400
       (Name, address and telephone number, including area code,
                         of agent for service).


Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box. [     ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                  CALCULATION OF REGISTRATION FEE

                                     Proposed    Proposed
                                     Maximum     Maximum
Title of                Amount       Offering    Aggregate      Amount of
Securities to           to be        Price       Offering       Registration
Be Registered           Registered   Per Share   Price          Fee
Common Stock, par       1,250,000    $16.1875 (1) $20,234,375   $6,977.37
value $.10 per share

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average high/low price on June 30, 1994, on the New York Stock Exchange,
Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    GENERAL DATACOMM INDUSTRIES, INC.
                       Cross Reference Sheet

Showing Location in the Prospectus of Information Required by
Part I of Form S-3:     Items 1 through 13

    Item in Form S-3          Prospectus Caption

1.  Forepart of the           Facing Page of Registration
    Registration              Statement; Front Cover Page
    Statement and Outside     to Prospectus
    Front Cover Page of
    Prospectus

2.  Inside Front and          Inside Front Cover Page and
    Outside Back Cover        Outside Back Cover Page of
    Pages of Prospectus       Prospectus

3.  Summary Information,      General Information;
    Risk Factors and Ratio    Not Applicable
    of Earnings to Fixed
    Charges

4.  Use of Proceeds           Prospectus Cover and Plan
                              of Distribution

5.  Determination of          Prospectus Cover and Plan
    Offering Price            of Distribution

6.  Dilution                  Not Applicable

7.  Selling Security          Prospectus Cover;
    Holders                   Selling Stockholders

8.  Plan of Distribution      Plan of Distribution

9.  Description of Securities Description of Capital Stock;
    to be Registered          Plan of Distribution

10. Interests of Named        Not Applicable
    Experts and Counsel

11. Material Changes          Not Applicable

12. Incorporation of Certain  Incorporation of Certain
    Information by Reference  Documents by Reference

13. Disclosure of Commission  Not Applicable
    Position on
    Indemnification for
    Securities Act
    Liabilities

                               (i)

           SUBJECT TO COMPLETION, DATED JULY 1, 1994

PRELIMINARY PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         1,250,000 Shares

                 GENERAL DATACOMM INDUSTRIES, INC.

                          COMMON STOCK

This prospectus relates to the offering of 1,250,000 shares of Common Stock ("Shares") of General DataComm Industries, Inc.
(the "Corporation") which are held by the Selling Stockholders named herein (see "Selling Stockholders").

The Corporation will not receive any proceeds from the sale of Shares by the Selling Stockholders. All expenses incurred in connection with this offering are being borne by the Corporation, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

The Selling Stockholders have not advised the Corporation of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange, Inc. at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Common Stock is traded on the New York Stock Exchange, Inc.
under the symbol "GDC." The last reported sale price of the Common Stock as reported on the New York Stock Exchange, Inc. on
June 30, 1994 was $16.13 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is July 1, 1994.

No person has been authorized by the Corporation to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Corporation since the date hereof.

                      AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; in New York City at Suite 1300, Seven World Trade Center, New York, New York 10048; and in Chicago at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Corporation's Common Stock is listed and traded on The New York Stock Exchange, Inc. and the above material is also available for inspection at such Exchange, 20 Broad Street, New York, New York 10005.

A Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), has been filed with the Commission with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 or obtained from the Commission at the same address at prescribed rates.

                INCORPORATION BY REFERENCE

The following documents, filed with the Securities and Exchange
Commission, as stated above (Commission File No. 1-8086), are hereby incorporated by reference in this Prospectus:

        1. The Corporation's annual report on Form 10-K for the year ended September 30, 1993.

        2. The Corporation's proxy statement dated December 6, 1993, with respect to its annual meeting of shareholders held on February 3, 1994.

        3. The Corporation's quarterly reports on Form 10-Q for the quarters ended December 31, 1993, and March 31, 1994.

        4.  The Corporation's current report on Form 8-K dated
June 14, 1994.

All documents filed by the Corporation after the date of this Prospectus pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement of which this Prospectus constitutes a part, which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                        GENERAL INFORMATION

The Corporation, the executive offices of which are located at 1579 Straits Turnpike, Middlebury, Connecticut, 06762-1299, is the issuer of the Common Stock, $.10 par value covered by the Registration Statement and being offered by this Prospectus. The Corporation's telephone number is (203) 574-1118.

                   SELLING STOCKHOLDERS

The fifteen (15) Selling Stockholders listed below whose accounts are managed by Ardsley Partners, 646 Steamboat Road, Greenwich, CT, acquired the aggregate of 1,250,000 Shares on May 27, 1994, in a private placement pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, at a negotiated price of $12.375 per share. The Corporation was represented by Salomon Brothers Inc as placement agent. The Corporation agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the
Shares.   The Selling Stockholders have likewise agreed to
indemnify the Corporation against certain liabilities under the
Securities Act.   The  Corporation has agreed to pay all
reasonable fees and expenses incident to the filing of this Registration Statement.

                         No. of Shares           Offered
Name                    Currently Owned          Hereby

Ardsley Partners           105,000               105,000
- -Account of
Odyssey Partners

Ardsley Partners            37,000                37,000
- -Account of
Zev Wolfson

Ardsley Partners            37,500                37,500
- -Account of
Wolfson Equities

Ardsley Global              15,000                15,000
Fund, Ltd.

                          No. of Shares           Offered
Name                      Currently Owned         Hereby

Ardsley Partners             5,500                 5,500
- -Account of
Gretzky/Waks

Ardsley Partners           225,000               225,000
Fund I, L.P.

Ardsley Partners           225,000               225,000
Fund II, L.P.

Ardsley Ofshore            150,000               150,000
Fund,  Ltd.

Ardsley Partners           150,000               150,000
- -Haussmann
Overseas Account

Ardsley Partners            50,000                50,000
- -Institute for Advanced
Study Account

Ardsley Partners            50,000                50,000
- -Gam Can, Ltd. Account

Ardsley Partners            50,000                50,000
- -GAM Equity No. 1 Inc.
Account

Ardsley Partners            20,000                20,000
- -Weyerhauser Co.
Account

Ardsley Partners             5,000                 5,000
- -EDN Account

- -Philip and Colleen
 Hempleman                 125,000               125,000

                         PLAN OF DISTRIBUTION

The Corporation will receive no proceeds from this offering.
The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions on the New York Stock Exchange, Inc. in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or as exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Corporation for a period of two (2) business days prior to the commencement of such distribution.
In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Corporation's Common Stock by the Selling Stockholders.

                    DESCRIPTION OF CAPITAL STOCK

Common Stock

The shares of Common Stock are entitled to one (1) vote per share on all matters submitted to stockholders. They are also entitled to vote separately as a class (as are the shares of Class B Stock described below) on all matters requiring an amendment to the Corporation's Certificate of Incorporation, as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the Common Stock do not have preemptive rights or cumulative voting rights.

Dividends on the Common Stock will be paid if, and when, declared. The Common Stock is entitled to cash dividends which are 11.11% higher per share than the cash dividends which may be paid on the Class B Stock, but otherwise the Common Stock and the Class B Stock rank equally. The Corporation has never paid cash dividends and dividends are not permitted by the Corporation's principal loan agreement. Stock dividends on and stock splits of Common Stock will only be payable or made in shares of Common Stock.

The Common Stock is entitled upon liquidation to receive the entire net assets of the Corporation remaining after payment of all debts and other claims of creditors and after the holders of each series of Preferred Stock, if any, have been paid the preferred liquidating distribution on their shares, if any, as fixed by the Board of Directors of the Corporation. The Common Stock is not convertible into shares of any other equity security of the Corporation.

The Common Stock is freely transferable.

Class B Stock

The shares of Class B Stock are entitled to one (1) vote per share on all matters submitted to stockholders, except that they are entitled to ten (10) votes per share in the election of directors under certain circumstances. They are also entitled to vote separately as a class (as are the shares of Common Stock) on all matters requiring an amendment to the Corporation's Certificate of Incorporation, as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the Class B Stock do not have preemptive rights or cumulative voting rights.

Dividends on the Class B Stock will be paid only as and when dividends on the Common Stock are declared and paid. The Common Stock is entitled to cash dividends which are 11.11% higher per share than the cash dividends which may be paid on the Class B Stock, but otherwise the Common Stock and the Class B Stock rank equally. Stock dividends on and stock splits of Class B Stock will only be payable or made in shares of Class B Stock.

In the event of liquidation or insolvency, each share of Class
B Stock will be entitled, through conversion into Common Stock, to share ratably with the Common Stock in the assets remaining after payment of all debts and other claims of creditors, subject to the rights of any Preferred Stock which may be issued in the future.

Holders of Class B Stock may elect at any time to convert any or all of such shares back into shares of the Common Stock on a share-for-share basis. In the event that the number of outstanding shares of Class B Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock and Class B Stock, or the Board of Directors and a majority of the outstanding shares of Class B stock approve the conversion of all of the Class B

Stock into Common Stock, then immediately upon the occurrence of either event, the shares of the Class B Stock will automatically be converted into shares of Common Stock. In the event of such conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent a like number of shares of Common Stock.

The Class B Stock is not transferable except to certain family members and related entities.

Special Voting Requirements

The Corporation's Certificate of Incorporation, as presently in effect, contains a provision requiring a two-thirds vote on mergers, consolidations or a sale of substantially all of the Corporation's assets. It also contains a "fair price" provision requiring all stockholders to receive equal treatment in the event of a takeover which may be coercive; such provision may not be amended except by a four-fifths vote of the stockholders and may be considered to have the effect of discouraging tender offers, takeover attempts, acquisitions or business combinations involving the Corporation; and such provision also requires that business combinations involving the Corporation and certain "Acquiring Persons" (i.e., a person or entity which directly or indirectly owns or controls at least 5% of the voting stock of the Corporation) be approved by the holders of four-fifths of the Corporation's outstanding shares entitled to vote (other than shares held by an Acquiring Person with which or by or on whose behalf a business combination is proposed) unless such business combination either:

(1) has been authorized by the Board of Directors prior to the time that the Acquiring Person involved in such business combination became an Acquiring Person, or

(2) will result in the receipt by the other stockholders of a specified minimum amount and form of payment for their shares.

Preferred Stock

The Preferred Stock may be issued in one or more series from time to time by action of the Board of Directors. The shares of any series of Preferred Stock may be convertible into Common Stock, may have priority over the Common Stock and Class B Stock in the payment of dividends and as to the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation and may have preferential or other voting rights, in each case, to the extent, if any, determined by the Board of Directors at the time it creates the series of Preferred Stock. There are no shares of Preferred Stock outstanding.

LEGAL MATTERS

The legality of the shares offered by this Prospectus has been passed upon by Messrs. Weisman, Celler, Spett, & Modlin, 445 Park Avenue, New York, New York 10022. As of June 30, 1994, members of the firm of Weisman, Celler, Spett, & Modlin beneficially owned 6,750 shares of the Class B Stock of the Corporation. Howard S. Modlin, a member of such firm, is Secretary and a director of the Corporation.

EXPERTS

The consolidated financial statements and financial statement schedules of the Corporation as of September 30, 1993 and 1992 and for the years ended September 30, 1993, 1992 and 1991, incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

FORM S-3, PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions)1 which other than the SEC registration fee are estimates, payable by the registrant in connection with the sale and distribution of the shares registered hereby:

SEC registration fee ..................... $    7,085.13 (actually paid)
Placement agent fees and expenses.........    657,421.88
Legal and accounting fees and expenses....     42,914.87
  Total                                    $  707,421.88

1 - The Selling Stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of Shares registered hereunder.

Item 15.  Indemnification of Directors and Officers

Reference is made to Article Tenth of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, which is incorporated by reference for information concerning indemnification of directors and officers. Section 145 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met. However, reference is made to Item 9(d) with respect to indemnification for liabilities arising under the Securities Act.

Under an insurance policy with The Chubb Group of Companies, the directors and certain officers of the undersigned registrant and its subsidiaries are indemnified against certain losses arising from certain claims which may be made against such persons, by reason of their being such directors or directors.

Item 16.  Exhibits

   3.1 Restated Certificate of Incorporation of the Corporation (Incorporated by reference from Form 10-Q for quarter ended June 30, 1988, Exhibit 3.1. Amendments thereto are filed as
   Exhibit 3.1 to Form 10-Q for quarter ended March 31, 1990.)

   3.2  Amended and Restated By-laws of the Corporation
   (Incorporated by reference from Exhibit 3.2 to Form 10-K for year ended September 30, 1987.)

   5.  Opinion of Weisman, Celler, Spett & Modlin

   10.1  Registration Rights Agreement.

   24.  Consents
              (a)  Coopers & Lybrand
        (b)  Weisman, Celler, Spett & Modlin (contained in Exhibit 5)

Item 17.  Undertakings

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the lst day of July, 1994.

                GENERAL DATACOMM INDUSTRIES, INC.

                Charles P. Johnson, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature               Title                     Date

___________________     Chairman of Board         July 1, 1994
Charles P. Johnson      and Chief Executive
                               Officer

____________________    Vice President-Finance    July 1, 1994
William S. Lawrence     and Chief Financial
                        Officer

____________________    Corporate Controller      July 1, 1994
William G. Henry        and Principal Accounting
                        Officer

____________________    Director                  July 1, 1994
Howard S. Modlin


____________________    Director                  July 1, 1994
Frederick R. Cronin


____________________    Director                  July __, 1994
Lee M. Paschall

____________________    Director                  July __, 1994
John L. Segall

                                    11-4